CERTIFICATE OF DESIGNATIONS
                OF SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
                                       of
                           QUEST RESOURCE CORPORATION


     Pursuant to Sections 78.195 and 78.1955 of the Nevada Revised Statutes

     Quest Resource Corporation, a Nevada corporation (the "Corporation"), in accordance with the provisions of Sections 78.195 and 78.1955 the Nevada Revised Statutes, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Corporation, the Board of Directors on May 31, 2006, adopted the following resolution creating a series of One Hundred Thousand (100,000) shares of Preferred Stock, par value $.001 per share, designated as the Series B Junior Participating Preferred Stock (hereinafter referred to as "Series B Preferred Stock"):

                         Designation of Preferred Stock

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by the provisions of the Articles of Incorporation of the Corporation, as amended, (the "Articles of Incorporation"), there is hereby created a series of Preferred Stock 1 par value designated as Series B Preferred Stock, consisting of One Hundred Thousand (100,000) shares of Series B Junior Participating Preferred Stock, $0.001 par value per share, of the Corporation; and

     FURTHER RESOLVED, that the Series B Preferred Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Designation of Series B Junior Participating Preferred Stock ("Certificate of Designation") which Certificate of Designation as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as the Series B Junior Participating Preferred Stock (hereinafter referred to as "Series B Preferred Stock") and the number of shares constituting such series shall be One Hundred Thousand (100,000). Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares outstanding plus the number of shares reserved for issuance upon the exercise of outstanding rights to purchase or convert into shares of Series B Preferred Stock.

     Section 2. Dividends and Distributions.
                ---------------------------

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect



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     to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock, par value $0.001 per share (the "Common Stock"), of the Corporation and of any other class of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series B Preferred Stock, together with Common Stock ("Junior Stock"), shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash in an amount per share (rounded to the nearest cent), equal to the product of the Series B Multiple (as defined below) times the aggregate per share amount of all other cash dividends, plus the product of the Series B Multiple times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared (but not withdrawn) on the Common Stock.

          (B) As used herein, the "Series B Multiple" shall initially be 1,000. In the event the Corporation shall (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Series B Multiple shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (C) The Board of Directors of the Corporation shall not declare a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) unless it shall concurrently therewith declare a dividend or distribution on the Series B Preferred Stock. Payment of a dividend or distribution determined on the Series B Preferred Stock shall be in preference to payment of any dividend or distribution on the Common Stock or any Junior Stock.

          (D) The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.



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     Section 3. Voting Rights. Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

          (A) Each share of Series B Preferred Stock shall entitle the holder thereof to a number of votes equal to the product of the Series B Multiple then in effect times the number of votes that each share of Common Stock entitles its holder to vote at such meeting of the stockholders of the Corporation.

          (B) The holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) The holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4.    Certain Restrictions.
                   --------------------

          (A) Whenever dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends (other than a dividend payable in shares of Common Stock) on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of Junior Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock ("Parity Stock"), except dividends paid ratably on the Series B Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               (iii) redeem or purchase or otherwise acquire for consideration shares of any Parity Stock, provided that the Corporation may at any time


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          redeem, purchase or otherwise acquire shares of any such Parity Stock in exchange for shares of any Junior Stock; or

               (iv) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this
     Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, in any other Certificate of Designation establishing a series of Preferred Stock or any similar stock or as otherwise required by law.

     Section 6. Liquidation, Dissolution or Winding Up.
                --------------------------------------

          (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of the Series B Preferred Stock shall be entitled to receive, in preference to the holders of Junior Stock, the greater of (a) $1000 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share equal to the product of the Series B Multiple then in effect times the aggregate amount to be distributed per share to holders of Common Stock.

          (B) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Parity Stock shall not receive any distributions except

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     for distributions made ratably on the Series B Preferred Stock and all other such Parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     Section 7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of the Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the product of the Series B Multiple then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

     Section 8. No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

     Section 9. Ranking. The Series B Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock, or any similar stock that specifically provides that it shall rank prior to the shares of Series B Preferred Stock, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. Nothing herein shall preclude the Board of Directors from creating any series of Preferred Stock or any similar stock ranking on a parity with or prior to the shares of Series B Preferred Stock as to the payment of dividends or the distribution of assets.

     Section 10. Fractional Shares. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

     Section 11. Amendment. The Articles of Incorporation, as amended, including this Certificate of Designation establishing the shares of the Series B Preferred Stock, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series B Preferred Stock voting separately as a class.


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     IN WITNESS WHEREOF, this Certificate is executed on behalf of the
Corporation as of this 10th day of June, 2006.


                                 /s/ Jerry D. Cash
                                 -----------------------------------------
                                 Jerry D. Cash, Chairman of the Board
                                 and Chief Executive Officer









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